Exhibit 99.1

Tecumseh Products Company Reports First Quarter 2012 Results

•

Net sales for the first quarter of 2012 decreased 9.6 percent to $219.6 million, due to lower volumes and unfavorable changes in product mix (primarily due to the global economic weakness) and unfavorable foreign currency exchange rate effects, partially offset by price increases.

•

The first quarter 2012 net loss was $7.1 million, or $0.38 per diluted share, and the operating loss was $5.9 million. This compares favorably with the first quarter of 2011, which had a net loss of $8.4 million, or $0.45 per diluted share, and an operating loss of $6.6 million.

•	We plan to continue implementing initiatives to re-engineer our product lines to reduce costs, while increasing efficiencies and performance and to continue seeking other cost reductions.

ANN ARBOR, Mich. – May 7, 2012 – Tecumseh Products Company (Nasdaq: TECUA, TECUB), a leading global manufacturer of compressors and related products, today reported a net loss of $7.1 million, or $0.38 per diluted share, on net sales of $219.6 million for the quarter ended March 31, 2012. This compares with a net loss of $8.4 million, or $0.45 per diluted share, on net sales of $242.9 million for the first quarter of 2011.

“Our operations continued to be negatively impacted by lower volumes and unfavorable changes in mix as a result of increased competition, discontinuing lower-margin products and customers reducing inventories due to weak demand that has carried over from 2011”, said Jim Connor, President and CEO. “In 2011, we implemented a number of initiatives to reduce overhead costs that included reducing headcount. However, these actions alone were not sufficient to offset the lower sales, and additional restructuring actions may be necessary. We are undertaking a comprehensive review of our Company, including our product portfolio, market position, overall competitive positioning, and manufacturing footprint.”

REVIEW OF OPERATIONS

For the quarter ended March 31, 2012, net sales were down $23.3 million, or 9.6%, versus the same period of 2011. Excluding the decrease in sales due to the effect of unfavorable changes in foreign currency translation of $7.6 million, net sales decreased by 6.5% compared to the first quarter of 2011, with volume and mix decreases partially offset by price increases.

Sales of compressors used in commercial refrigeration and aftermarket applications represented 59% of our total sales and decreased by 4.3% to $129.6 million compared to the first quarter of 2011. This decrease was primarily driven by $6.4 million due to lower volumes and sales mix and unfavorable changes in currency exchange rates of $3.1 million, partially offset by price increases of $3.7 million. The volume decrease is mainly attributable to our European market due to increased competition and soft market conditions.

Sales of compressors used in household refrigeration and freezer (“R&F”) applications represented 24% of our total sales and decreased by 10.8% to $53.1 million compared to the first quarter of 2011. This decrease is primarily due to unfavorable changes in currency exchange rates of $3.3 million, lower volumes and unfavorable changes in sales mix of $2.2 million and $0.9 million due to price decreases. Volume declines are primarily the result of our starting to discontinue some low margin products.

Sales of compressors for air conditioning applications and all other applications represented 17% of our total sales and decreased by 23.1% to $36.9 million compared to the first quarter of 2011. This decrease is primarily due to lower volumes and unfavorable changes in sales mix of $10.7 million and $1.2 million of unfavorable currency exchange rate changes, partially offset by price increases of $0.8 million. Volume decreases are primarily due to continued competition from Asian supply sources in this market and customers reducing their inventory levels based upon their current forecasted demands as the market remain soft.

Gross profit decreased by $3.8 million from $19.4 million, or 8.0%, in the first quarter of 2011 to $15.6 million, or 7.1%, in the first quarter of 2012. The decrease in gross profit in 2012 was primarily attributable to unfavorable changes in other material cost of $4.7 million, unfavorable changes in volume and sales mix of $2.7 million, unfavorable currency exchange effects of $0.4 million and unfavorable absorption of fixed overhead costs given the decline in sales volumes. These decreases were partially offset by a favorable effect of price increases of $3.6 million and favorable changes in commodity costs of $0.4 million.

Selling and administrative (“S&A”) expenses increased by $0.7 million from $25.9 million in the first quarter of 2011 to $26.6 million in the first quarter of 2012. As a percentage of net sales, S&A expenses were 12.1% in the first quarter of 2012 compared to 10.7% in the first quarter of 2011. The increase is mainly due to a non-recurring release of an accrual and facilities costs totaling $1.3 million, partially offset by decreases in supplies and other miscellaneous expenses of $0.6 million.

Net loss from continuing operations for the first quarter of 2012 was $6.4 million, or $0.34 per share, as compared to a net loss from continuing operations of $7.6 million, or $0.41 per share, for the first quarter of 2011.

CASH AND LIQUIDITY

We ended the first quarter of 2012 with unrestricted cash and cash equivalents of $39.2 million, down from $49.6 million at the end of 2011. Cash used in operations was $9.7 million in the first quarter of 2012 compared to cash used in operations of $5.9 million in the first quarter of 2011.

With respect to working capital, increased inventory levels were primarily due to our planned seasonal increased sales volumes in North America, and lower sales volumes in Europe than expected, which resulted in a use of cash of $11.0 million for the three months ended March 31, 2012. We reduced inventory days on hand by 23 days from 90 days at December 31, 2011 to 67 days at March 31, 2012, primarily due to increased sales for the three months ended March 31, 2012 as compared to the three months ended December 31, 2011.

Increased accounts receivable resulted in a use of cash of $17.9 million during the quarter primarily as a result of our increased sales compared to the sales level in the fourth quarter of 2011, partially offset by an improvement in days sales outstanding of seven days when compared to December 31, 2011 and increased factoring of our receivables to provide cash for the seasonal build up of inventories.

Payables and accrued expenses generated $22.8 million mainly as a result of an increase in purchases of inventories. Days outstanding remained flat at 63 days.

Recoverable non-income taxes used cash of $2.0 million, primarily due to the generation of additional future recoverable non-income taxes.

Borrowings under current credit facilities totaled $59.2 million at March 31, 2012, compared to $59.9 million at December 31, 2011, with an uncommitted additional borrowing capacity of $20.3 million.

As of March 31, 2012, $22.4 million of the outstanding refundable Brazilian non-income tax was included in current assets and $15.3 million was included in non-current assets. An additional $15.0 million of our refundable non-income taxes is being held in a court appointed cash account until resolution of an unrelated social security tax matter, and is reflected as “Deposits” on our balance sheet. The timing of resolution of this tax dispute is uncertain and might take several years to resolve.

Based on historical payment patterns, status of tax audits and the cash deposit described above, and based on the U.S. Dollar to Real exchange rate as of March 31, 2012, we expect to recover approximately $22.4 million of the $37.7 million outstanding refundable taxes in Brazil in the next twelve months. The Brazilian tax authorities will not commit to an actual date of payment and the timing of receipt may be different than planned if the Brazilian authorities change their pattern of payment or past practices.

BUSINESS OUTLOOK

The outlook for 2012 is subject to many of the same variables that negatively impacted us in 2011 and in recent years, which have had significant impacts on our results of operations. The condition of the global economy, commodity costs, key currency rates and weather are all important to future performance, as is our ability to match our hedging activity with actual levels of transactions. The extent to which adverse trends in the first quarter of 2012 continue will ultimately determine our full year 2012 results.

We expect the full year change in the average cost of our key commodities, especially copper and steel, including the impact of our hedging activities, to have minimal impact in 2012 when compared to 2011, depending on commodity cost levels and the level of our hedging over the course of the year. We expect to continue our approach of mitigating the effect of short term swings through the appropriate use of hedging instruments, price increases, and modified pricing structures.

The Brazilian Real, the Euro and the Indian Rupee continue to be volatile against the U.S. Dollar. We have considerable forward purchase contracts to cover a portion of our exposure to additional fluctuations in value during 2012. In the aggregate, we expect the changes in foreign currency exchange rates, after giving consideration to our hedging contracts and including the impact of balance sheet remeasurement, to have minimal impact on our net income in 2012 when compared to 2011.

One of our major customers has announced that it has shut down one of its plants in Brazil from March 2012 through September 2012. Management expects that this shutdown will negatively impact our sales for the second and third quarters of the year. In addition, we expect to see continued demand volatility, especially in Europe for the remainder of 2012, as a result of uncertainties and current events around the world. For full year 2012, we currently expect net sales could increase in the range of 2 percent to 5 percent from 2011 levels, mainly in the second half of the year. The potential improvement is based on our internal projections about the market and related economic conditions, price increases to our customers, and foreign currency exchange rate effects. We cannot currently project whether market conditions will improve on a sustained or significant basis and if the economic improvement in our key markets does not occur as expected, this could have an adverse impact on our current outlook. As we look to the second quarter of 2012, we expect our sales to be lower than the second quarter of 2011, reflecting both our customer’s plant shutdown discussed above and the continuing slowdown in the industry. However, due to favorable pricing, foreign governmental incentives and the curtailment of our OPEB benefits, we expect an improvement in operating results in the second quarter of 2012 compared to the second quarter of 2011. Furthermore, we expect to generate cash flows from operations in the range of $2 million to $5 million.

After giving recognition to the factors discussed above, we expect that the full year 2012 operating profit could improve compared to 2011 if we are successful at offsetting volatility in commodity costs and implementing initiatives for re-engineering our product line to reduce our costs, price increases, restructuring activities and other cost reductions.

We also expect that our operating cash flow could be sufficient to fund ongoing business requirements if we are successful at achieving the improved operating profit discussed above and Brazilian authorities do not significantly change their pattern of payments or past practices for the expected outstanding refundable Brazilian non-income taxes.

Conference Call

Tecumseh will broadcast its financial results conference call live over the Internet on Tuesday, May 8, 2012, at 11:00 a.m. eastern time. Webcast information can be found in the Investor Relations section of www.tecumseh.com.

About Tecumseh Products Company

Tecumseh Products Company is a global manufacturer of hermetically sealed compressors for residential and specialty air conditioning, household refrigerators and freezers, and commercial refrigeration applications, including air conditioning and refrigeration compressors, as well as condensing units, heat pumps and complete refrigeration systems. Press releases and other investor information can be accessed via the Investor Relations section of Tecumseh Products Company’s Website at www.tecumseh.com.

Cautionary Statements Relating to Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor provisions created by that Act. In addition, forward-looking statements may be made orally in the future by or on behalf of us. Forward-looking statements can be identified by the use of terms such as “expects,” “should,” “may,” “believes,” “anticipates,” “will,” and other future-tense and forward-looking terminology or by the fact that they appear under the caption “Business Outlook.” Our forward-looking statements generally relate to our future performance, including our anticipated operating results and liquidity sources and requirements, our business strategies and goals, and the effect of laws, rules, regulations, new accounting pronouncements and outstanding litigation, on our business, operating results, and financial condition.

Readers are cautioned that actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, i) current and future global or regional economic conditions, including housing starts, and the condition of credit markets, which may magnify other risk factors; ii) loss of, or substantial decline in sales to, any of our key customers; iii) our ability to maintain adequate liquidity in total and within each foreign operation; iv) our ability to restructure or reduce our costs and increase productivity and quality and develop successful new products in a timely manner; v) actions of competitors in highly competitive markets with intense competition; vi) the ultimate cost of defending and resolving legal and environmental matters, including any liabilities resulting from the regulatory antitrust investigations commenced by the United States Department of Justice Antitrust Division, the Secretariat of Economic Law of the Ministry of Justice of Brazil or the European Commission, any of which could preclude commercialization of products or adversely affect profitability and/or civil litigation related to such investigations; vii) availability and volatility in the cost of materials, particularly commodities, including steel and copper, whose cost can be subject to significant variation; viii) financial market changes, including fluctuations in foreign currency exchange rates and interest rates; ix) significant supply interruptions or cost increases; x) potential political and economic adversities that could adversely affect anticipated sales and production in Brazil; xi) potential political and economic adversities that could adversely affect anticipated sales and production in India, including potential military conflict with neighboring countries; xii) local governmental, environmental, trade and energy regulations; xiii) increased or unexpected warranty claims; xiv) the extent of any business disruption caused by work stoppages initiated by organized labor unions; xv) the extent of any business disruption that may result from the restructuring and realignment of our manufacturing operations and personnel or system implementations, the ultimate cost of those initiatives and the amount of savings actually realized; xvi) the success of our ongoing effort to bring costs in line with projected production levels and product mix; xvii) weather conditions affecting demand for replacement products; xviii) the effect of terrorist activity and armed conflict. These forward-looking statements are made only as of the date of this press release, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.